Exhibit 10.4

Executive Severance Pay Policy

As Amended: November 4, 2026

I. Policy

It is the policy of Wendy’s International, LLC (“Wendy’s”) to provide post-termination compensation as described in this Policy to certain executives (i) whose employment has been involuntarily terminated without Cause or (ii) who resign for Good Reason within 18 months following a Change in Control (as such capitalized terms are defined in The Wendy’s Company 2020 Omnibus Award Plan (as amended from time to time, the “2020 Plan”)). References in this Policy to Wendy’s also include Wendy’s successors or assigns (by operation of law or otherwise) and Wendy’s parents, affiliates or subsidiaries.

Although this Policy reflects Wendy’s general intent, it does not constitute a plan document or binding contract, and Wendy’s can vary from this Policy at any time and for any lawful reason. Any payments or benefits provided under this Policy are paid in the sole discretion of Wendy’s. This Policy may be modified, amended or terminated at any time and for any lawful reason, without notice, and at the sole discretion of Wendy’s.

II. Effect of November 4, 2026 and February 16, 2023 Amendments

This Policy was amended, effective November 4, 2026, to (i) provide that a resignation for Good Reason within 18 months following a Change in Control will be treated as an involuntary termination without Cause and (ii) extend the period following a Change in Control during which enhanced payments and benefits apply from 12 months to 18 months. The November 4, 2026 amendments apply to all Executives (as defined below), including Executives eligible to receive post-termination compensation under Appendix A.

This Policy was previously amended, effective February 16, 2023. Any Wendy’s U.S. executive in the position of Executive on or before February 15, 2023 will be eligible to receive post-termination compensation as described in the “Payment Upon Involuntary Termination Without Cause” provisions of the December 14, 2015 version of the Policy, as amended and attached hereto as Appendix A, with this Policy (including the February 16, 2023 amendments) otherwise applying. For all other Executives, this Policy (including the February 16, 2023 amendments) will apply.

III. Eligibility

This Policy applies to Wendy’s U.S. executives who, at the time of termination hold the position of senior vice president or higher (which includes all U.S. executives who are deemed to be an “executive officer” of Wendy’s for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, hereinafter a “Section 16 Officer”) and who are not subject to an agreement that otherwise provides for severance payments upon termination (each, an “Executive” and, collectively, the “Executives”). As used in this Policy, any reference to “Executive” includes a Wendy’s U.S. executive who holds the position of Chief Executive Officer (“CEO”) if such individual is an “Executive” as defined in this Policy, unless different treatment is specifically provided in this Policy for a CEO.

An Executive will be eligible for the payments and benefits under this Policy if the Executive is involuntarily terminated without Cause or, within 18 months following a Change in Control, resigns for Good Reason. For all purposes of this Policy (including, for the avoidance of doubt, Appendix A), any such resignation for Good Reason within 18 months following a Change in Control will be treated as an involuntary termination without Cause. Payments and benefits under this Policy are contingent upon the Executive’s continued, active employment with Wendy’s (except to the extent that the Executive is on an approved leave of absence in accordance with Wendy’s policies) until the date designated by Wendy’s (or, in the case of a resignation for Good Reason within 18 months following a Change in Control, the effective date of such resignation) (the “Termination Date”). If an Executive is terminated for Cause before the Termination Date, the Executive will not be entitled to payments or benefits under this Policy. The payment of any severance and other benefits described herein is also contingent upon the Executive’s execution and non-revocation of a Wendy’s form severance agreement, which includes, among other things, a release of claims, non-competition provisions and non-solicitation provisions.

Such documentation must be executed and returned on a date specified by Wendy’s, which will be no later than 45 days after the Termination Date.

An Executive’s employment will not be considered terminated for purposes of this Policy if:

•

On or before the Termination Date, Wendy’s offers to place the Executive in a comparable position, considering factors such as position title, base salary, annual and long-term incentive compensation, requirements to relocate and scope of responsibility. The determination of whether a position is comparable will be at Wendy’s sole discretion; or

•	On or before the Termination Date, the Executive is offered and accepts a position with Wendy’s, regardless of whether the position is considered comparable, as described above.

An Executive’s entitlement to receive payments and benefits under this Policy will terminate effective upon the Executive’s reemployment, in any capacity, by Wendy’s.

IV. Payment upon Involuntary Termination without Cause

In the event an Executive is involuntarily terminated without Cause (including, as provided in Section III, a resignation for Good Reason within 18 months following a Change in Control), the Compensation and Human Capital Committee and Performance Compensation Subcommittee of the Board of Directors of The Wendy’s Company have approved the following:

A. Salary Continuation

Base salary, as of the Executive’s Termination Date, will be payable in biweekly installments for a period of (i) 12 months for an Executive; or (ii) 24 months for a CEO. However, if the involuntary termination without Cause occurs within 18 months following a Change in Control, as defined in the 2020 Plan, Salary Continuation will instead be calculated as the sum of base salary and target annual cash incentive, as of the Executive’s Termination Date, and that amount will be payable in biweekly installments for a period of (i) 12 months for an Executive; or (ii) 24 months for a CEO.

B. Annual Cash Incentive

An Annual Cash Incentive for the year of the Executive’s termination will be paid on a pro rata basis, based on the number of months worked prior to the Executive’s Termination Date (or such other pro ration methodology set forth in the applicable incentive plan document). These payments will be calculated based upon actual performance for the entire performance period and will be payable to terminated Executives at the same time that such payments are made to active Executives, in each case subject to the terms and conditions of the applicable plan.

C. Long-Term Incentive

In the event an Executive is involuntarily terminated without Cause, such Executive will be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

•

Stock Options. Accelerated vesting of outstanding stock options on a pro rata basis through the Termination Date. All other unvested stock options outstanding as of the Termination Date will be forfeited. Vested stock options will be exercisable for ninety (90) days following the Termination Date, or until the grant expiration date, whichever is first.

•

Restricted Stock and Restricted Stock Units. Accelerated vesting of outstanding restricted stock and restricted stock units on a pro rata basis through the Termination Date. All other unvested restricted stock or restricted stock units outstanding as of the Termination Date will be forfeited.

•

Performance Units. Vesting of outstanding performance units on a pro rata basis, based on the number of months worked prior to the Termination Date. Vesting will occur at the conclusion of the applicable performance period(s), based on actual performance for the entire performance period(s).

However, if the involuntary termination without Cause occurs within 18 months following a Change in Control, an Executive will instead be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

•

Stock Options. Accelerated, full vesting of outstanding stock options as of the Termination Date. Vested stock options will be exercisable for one year following the Termination Date, or until the grant expiration date, whichever is first.

•	Restricted Stock and Restricted Stock Units. Accelerated, full vesting of outstanding restricted stock and restricted stock units as of the Termination Date.

•	Performance Units. Vesting of outstanding performance units will be as set forth in the applicable performance unit award agreement.

V. Method and Timing of Payment

Except as otherwise stated herein, all Salary Continuation payments will commence as soon as practical following the Executive’s Termination Date, but in no event will any payments be made prior to the date that the Executive’s severance agreement becomes effective. All payments will be subject to applicable tax withholding.

If any payments under this Policy are subject to Section 409A of the Internal Revenue Code, then (i) each such payment will be treated as a separate payment for purposes of Section 409A, (ii) any such payments that would otherwise be paid in the first six months following the termination of employment of a “specified employee” will be delayed and paid in a lump sum upon the six month anniversary of the termination of employment, with the remaining scheduled installments commencing at that time, and (iii) if the date on which the release of claims is signed could determine whether any payments subject to Section 409A are paid in one of two tax years, then such payments will be paid in the later tax year. A “specified employee” is generally one of the 50 highest-paid officers of Wendy’s, as determined in accordance with procedures adopted by Wendy’s.

For purposes of calculating the applicable Salary Continuation period, references to months shall be calculated based on the closest full week equivalent (e.g., 12 months equals 52 weeks).

For purposes of calculating the proration of any Long-Term Incentive compensation under this Policy, the proration will be based on full calendar months.

VI. Impact on Benefits

Executives whose employment has been terminated without Cause (including, as provided in Section III, a resignation for Good Reason within 18 months following a Change in Control) will continue to receive health and welfare benefits as described below to the extent permitted by applicable law and the relevant plan terms.

A. Health Coverage

Following the Termination Date, former Executives may continue to participate in Wendy’s medical, prescription drug, vision and dental benefits under The Wendy’s Company’s Health Plan at employee premium rates (and Wendy’s will contribute to the Executive’s Health Savings Account or credit the Executive’s Health Reimbursement Account, as applicable) until the earliest of: (i) the day on which the final Salary Continuation payment is received; (ii) the day the Executive becomes covered under any other group health plan; or (iii) the first day the Executive is eligible to participate as an employee under another employer’s health plan. If the Executive becomes eligible to participate as an employee or enrolls under any other group health plan while receiving Salary Continuation payments, the Executive must notify Wendy’s Benefits Department.

B. Medical Flexible Spending Accounts

The Executive may continue to participate in medical flexible spending accounts until the earlier of (i) the last day on which the Executive receives a Salary Continuation payment or (ii) December 31 on or after the Executive’s Termination Date.

C. COBRA

When an Executive’s medical, dental, prescription, vision, Health Reimbursement Account, and medical flexible spending account coverage end, the Executive may become eligible for COBRA continuation coverage.

D. Other Benefits

Eligibility for all other benefits will end upon the Executive’s Termination Date. These benefits include, but are not limited to, short term disability benefits, paid leave, worker’s compensation benefits (other than claims that arose prior to the Termination Date), life insurance, dependent care flexible spending account contributions and company or employee contributions to retirement plans.

E. Outplacement

Wendy’s, in its sole discretion, may provide career transition and job outplacement services to Executives affected under this Policy. Specifics of the package applicable to each affected Executive will be provided on or about the Executive’s Termination Date.

VII. General Provisions

Determinations with respect to payments and benefits provided under this Policy to Section 16 Officers will be made by the Compensation and Human Capital Committee or Performance Compensation Subcommittee of the Board of Directors of The Wendy’s Company. Wendy’s Chief People Officer will otherwise be responsible for administering this Policy, and the Compensation and Human Capital Committee and Performance Compensation Subcommittee hereby delegates responsibility for implementation and execution of this Policy to Wendy’s Chief People Officer.

Payments and benefits provided under this Policy are subject to any “clawback” or “forfeiture” policies maintained by Wendy’s from time to time, as well as any “clawback” or “forfeiture” provisions to which Wendy’s and/or the Executives may be subject under applicable laws, rules, regulations or stock exchange listing standards (whether such policies were in effect as of the date hereof or adopted by Wendy’s after the date hereof).

In the event it is determined that an Executive is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the total payments made to the Executive pursuant to this Policy or otherwise made by Wendy’s will be reduced to the maximum amount that could be paid to the Executive without giving rise to any such excise tax, but only if the Executive would receive a greater after-tax amount after reducing such payments. The reduction of payments, if applicable, will first be made from cash payments in reverse chronological order, then from the accelerated vesting of equity awards in order of the highest ratio of “parachute payment” value to economic value, and then from any remaining payments in reverse chronological order. All determinations under this paragraph will be made by Wendy’s in its sole discretion and will be final and binding on the Executive.

Notwithstanding anything to the contrary set forth herein, upon a Change in Control, this Policy will become a legally binding obligation of Wendy’s and, for 18 months following the Change in Control, this Policy may not be amended in any way that would have a material adverse effect on an Executive’s eligibility, level of benefits, or other rights under this Policy.

Appendix A

December 14, 2015 Provisions (as amended on November 4, 2026)

Payment upon Involuntary Termination without Cause

In the event an Executive is involuntarily terminated without Cause (including, as provided in Section III of this Policy, a resignation for Good Reason within 18 months following a Change in Control), the Compensation and Human Capital Committee and Performance Compensation Subcommittee of the Board of Directors of The Wendy’s Company have approved the following:

A. Salary Continuation

Base salary, as of the Executive’s Termination Date, will be payable in biweekly installments for a period of 18 months. However, if the involuntary termination without Cause occurs within 18 months following a Change in Control, as defined in The Wendy’s Company’s 2020 Omnibus Award Plan, Salary Continuation will instead be calculated as the sum of base salary and target annual cash incentive, as of the Executive’s Termination Date, and that amount will be payable in biweekly installments for a period of 18 months.

B. Annual Cash Incentive

An Annual Cash Incentive for the year of the Executive’s termination will be paid on a pro rata basis, based on the number of months worked prior to the Executive’s Termination Date (or such other pro ration methodology set forth in the applicable incentive plan document). These payments will be calculated based upon actual performance for the entire performance period and will be payable to terminated Executives at the same time that such payments are made to active Executives, in each case subject to the terms and conditions of the applicable plan.

C. Long-Term Incentive

In the event an Executive is involuntarily terminated without Cause, such Executive will be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

•

Stock Options. Continued vesting of outstanding stock options during the Salary Continuation period. Any unvested stock options remaining outstanding as of the conclusion of the Salary Continuation period will be forfeited. Vested stock options will be exercisable for one year following the conclusion of the Salary Continuation period, or until the grant expiration date, whichever is first.

•

Restricted Stock and Restricted Stock Units. Accelerated vesting, as of the Termination Date, of outstanding restricted stock and restricted stock units that would have vested had the Executive continued in active employment through the end of the Salary Continuation Period. All other unvested restricted stock or restricted stock units will be forfeited.

•

Performance Units. Vesting of outstanding performance units on a pro rata basis, based on the number of months worked prior to the Executive’s Termination Date. Vesting will occur at the conclusion of the applicable performance period(s), based on actual performance for the entire Performance Period(s).

However, if the involuntary termination without Cause occurs within 18 months following a Change in Control, an Executive will instead be entitled to the following treatment of outstanding equity, unless the terms of the applicable award agreement are more favorable.

•

Stock Options. Accelerated, full vesting of outstanding stock options as of the Termination Date. Vested stock options will be exercisable for one year following the Termination Date, or until the grant expiration date, whichever is first.

•	Restricted Stock and Restricted Stock Units. Accelerated, full vesting of outstanding restricted stock and restricted stock units as of the Termination Date.

•	Performance Units. Vesting of outstanding performance units will be as set forth in the applicable performance unit award agreement.